 As filed with the Securities and Exchange Commission on July 5, 2024.

Registration No. 333-197778
Registration No. 333-204421
Registration No. 333-210867
Registration No. 333-218937
Registration No. 333-225827
Registration No. 333-232399
Registration No. 333-239436
Registration No. 333-257467
Registration No. 333-265822
Registration No. 333-272870

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-197778
FORM S-8 REGISTRATION STATEMENT NO. 333-204421
FORM S-8 REGISTRATION STATEMENT NO. 333-210867
FORM S-8 REGISTRATION STATEMENT NO. 333-218937
FORM S-8 REGISTRATION STATEMENT NO. 333-225827
FORM S-8 REGISTRATION STATEMENT NO. 333-232399
FORM S-8 REGISTRATION STATEMENT NO. 333-239436
FORM S-8 REGISTRATION STATEMENT NO. 333-257467
FORM S-8 REGISTRATION STATEMENT NO. 333-265822
FORM S-8 REGISTRATION STATEMENT NO. 333-272870

UNDER THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr., Suite 100 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)

HealthEquity, Inc. 2014 Equity Incentive Plan
 (Full title of the plan)

Jon Kessler
President and Chief Executive Officer
15 W. Scenic Pointe Dr., Ste. 100
Draper, Utah 84020
(Name and address of agent for service)

(801) 727-1000
(Telephone number, including area code, of agent for service)

Copies to:

Matthew Haddad, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

HealthEquity, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•Registration Statement on Form S-8 (File No. 333-197778) filed with the SEC on August 1, 2014 registering the offer and sale of 2,600,000 shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”), issuable pursuant to the HealthEquity, Inc. 2014 Equity Incentive Plan (as amended and restated from time to time, the “2014 Plan”);
•Registration Statement on Form S-8 (File No. 333-204421) filed with the SEC on May 22, 2015 registering the offer and sale of 1,644,041 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-210867) filed with the SEC on April 22, 2016 registering the offer and sale of 1,731,788 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-218937) filed with the SEC on June 23, 2017 registering the offer and sale of 1,784,793 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-225827) filed with the SEC on June 22, 2018 registering the offer and sale of 1,824,762 shares of Common Stock, issuable pursuant to the 2014 Plan;

•Registration Statement on Form S-8 (File No. 333-232399) filed with the SEC on June 27, 2019 registering the offer and sale of 1,873,375 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-239436) filed with the SEC on June 25, 2020 registering the offer and sale of 2,131,517 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-257467) filed with the SEC on June 28, 2021 registering the offer and sale of 2,157,649 shares of Common Stock, issuable pursuant to the 2014 Plan;
•Registration Statement on Form S-8 (File No. 333-265822) filed with the SEC on June 24, 2022 registering the offer and sale of 2,514,342 shares of Common Stock, issuable pursuant to the 2014 Plan; and
•Registration Statement on Form S-8 (File No. 333-272870) filed with the SEC on June 23, 2023 registering the offer and sale of 2,543,255 shares of Common Stock, issuable pursuant to the 2014 Plan.

On June 27, 2024 (the “Approval Date”), the Registrant’s stockholders approved the 2024 HealthEquity Plan (the “2024 Plan”). As a result, the 2024 Plan replaced the 2014 Plan. As of the date hereof, 14,405,680 shares of Common Stock that were previously registered for issuance under the Prior Registration Statements remain unissued and are not subject to outstanding awards under the 2014 Plan. In accordance with the undertakings contained in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Company hereby deregisters 14,405,680 shares of Common Stock that have not been and will not be issued under the 2014 Plan. As of the Approval Date, an aggregate of 3,986,634 shares of Common Stock remain subject to outstanding stock awards previously granted under the 2014 Plan and the Prior Registration Statements will remain in effect to cover the potential issuances of shares pursuant to terms of the outstanding awards under the 2014 Plan. No additional awards will be made under the 2014 Plan after the Approval Date.

Contemporaneously with the filing of this Post‑Effective Amendment, the Registrant is filing a new registration statement on Form S-8 to register the shares of Common Stock available for issuance under the 2024 Plan, which number was approved by the Registrant’s stockholders on the Approval Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on July 5, 2024.

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No.1 to the Prior Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.
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